Exhibit 1.1

QUEST DIAGNOSTICS INCORPORATED
(a Delaware corporation)

$500,000,000 3.450% Senior Notes due 2026

UNDERWRITING AGREEMENT

Dated:  May 23, 2016

Table of Contents

Page

SECTION 1.	Representations and Warranties	3

(a)	Representations and Warranties by the Company	3
(b)	Officer’s Certificates	13

SECTION 2.	Sale and Delivery to Underwriters; Closing	13

(a)	Notes	13
(b)	Public Offering	13
(c)	Payment	13
(d)	Denominations; Registration	14

SECTION 3.	Covenants of the Company	14

(a)	Delivery of Registration Statement, Time of Sale Prospectus and Prospectus	14
(b)	Amendments and Supplements	14
(c)	Free Writing Prospectus	14
(d)	Free Writing Prospectus (Underwriter)	14
(e)	Amend or Supplement Time of Sale Prospectus	15
(f)	Amend or Supplement Prospectus	15
(g)	Blue Sky Qualifications	15
(h)	Rule 158	16
(i)	Use of Proceeds	16
(j)	Restriction on Sale of Notes	16
(k)	Final Term Sheet	16
(l)	Reporting Requirements	16
(m)	DTC Clearance	16

SECTION 4.	Payment of Expenses	16

(a)	Expenses	16
(b)	Termination of Agreement	17

SECTION 5.	Conditions of Underwriters’ Obligations	17

(a)	Opinion of Counsel for the Company	17
(b)	Opinion of Deputy General Counsel of the Company	17
(c)	Opinion of Counsel for the Underwriters	17
(d)	Officers’ Certificate	18
(e)	Prospectus, Final Term Sheet and Free Writing Prospectus	18
(f)	Comfort Letters	18
(g)	Maintenance of Rating	19
(h)	Eighteenth Supplemental Indenture	19
(i)	Additional Documents	19

- i -

(j)	Termination of Agreement	19

SECTION 6.	Covenants of the Underwriters	19

SECTION 7.	Indemnification	19

(a)	Indemnification of the Underwriters	19
(b)	Indemnification of Company, Directors and Officers	20
(c)	Actions against Parties; Notification	20
(d)	Settlement without Consent if Failure to Reimburse	21

SECTION 8.	Contribution	21

SECTION 9.	Representations, Warranties and Agreements to Survive Delivery	23

SECTION 10.	Termination of Agreement	23

(a)	Termination; General	23
(b)	Liabilities	23

SECTION 11.	Default by One or More of the Underwriters	23

SECTION 12.	Default by the Company	24

SECTION 13.	Notices	24

SECTION 14.	Parties	25

SECTION 15.	Governing Law and Time	25

SECTION 16.	Effect of Headings	25

SECTION 17.	Partial Unenforceability	25

SECTION 18.	No Advisory or Fiduciary Responsibility	25

SECTION 19.	General Provisions	26

(a)	General	26
(b)	USA Patriot Act	26

- ii -

Schedule A	-	Underwriters

Schedule B	-	Time of Sale Prospectus

Schedule C-1	-	Purchase Price

Schedule C-2	-	Final Term Sheet

Schedule D	-	Subsidiaries

Exhibit A	-	Form of Opinion of Shearman & Sterling LLP

Exhibit B	-	Form of Opinion of Deputy General Counsel of the Company

- iii -

QUEST DIAGNOSTICS INCORPORATED
(a Delaware corporation)

$500,000,000 3.450% Senior Notes due 2026

UNDERWRITING AGREEMENT

May 23, 2016

GOLDMAN, SACHS & CO.
MIZUHO SECURITIES USA INC.
WELLS FARGO SECURITIES, LLC

c/o GOLDMAN, SACHS & CO.
200 West Street
New York, NY 10282

c/o MIZUHO SECURITIES USA INC.
320 Park Avenue, 12th Floor
New York, NY 10022

c/o WELLS FARGO SECURITIES, LLC
550 South Tryon Street
Charlotte, NC 28202

Ladies and Gentlemen:

Quest Diagnostics Incorporated, a Delaware corporation (the “Company”) confirms its agreement with Goldman, Sachs & Co. (“Goldman Sachs”), Mizuho Securities USA Inc. (“Mizuho”) and Wells Fargo Securities, LLC (“Wells Fargo”) (collectively the “Joint Book-Running Managers”) and each of the other underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 11 hereof), for whom Goldman Sachs, Mizuho and Wells Fargo are acting as representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective principal amounts set forth in said Schedule A of $500,000,000 aggregate principal amount of the Company’s 3.450% Senior Notes due 2026 (the “Notes”). The Notes are to be issued pursuant to an indenture dated as of June 27, 2001 (the “Base Indenture”) among the Company, the Subsidiary Guarantors party thereto, as guarantors, and The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York (the “Trustee”), as supplemented by a first supplemental indenture, dated as of June 27, 2001, among the Company, as issuer, the Initial Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a second supplemental indenture, dated as of November 26, 2001, among the Company, the Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a third supplemental indenture, dated as of April 4, 2002, among the Company, the additional Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a fourth supplemental indenture, dated as of March 19, 2003, among the Company, the additional Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a fifth supplemental indenture, dated as of April 16, 2004, among the Company, the additional Subsidiary Guarantor party thereto and the Trustee, as further supplemented by a sixth supplemental indenture, dated as of October 31, 2005, among the Company, the Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a seventh supplemental indenture, dated as of November 31, 2005, among the Company, the Subsidiary Guarantors party thereto and the Trustee, as further supplemented by an eighth supplemental indenture, dated as of July 31, 2006, among the Company, the Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a ninth supplemental indenture, dated as of September 30, 2006, among the Company, the Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a tenth supplemental indenture, dated as of June 22, 2007, among the Company, the Subsidiary Guarantors party thereto and the Trustee, as further supplemented by an eleventh supplemental indenture, dated as of June 22, 2007, among the Company, the additional Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a twelfth supplemental indenture, dated as of June 25, 2007, among the Company, the additional Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a thirteenth supplemental indenture, dated as of November 17, 2009, among the Company, the Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a fourteenth supplemental indenture, dated as of March 24, 2011, among the Company, the additional Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a fifteenth supplemental indenture, dated as of November 30, 2011, among the Company, the additional Subsidiary Guarantors party thereto and the Trustee, as further supplemented by a sixteenth supplemental indenture dated as of March 17, 2014, between the Company and the Trustee, as further supplemented by a seventeenth supplemental indenture, dated as of March 10, 2015, between the Company and the Trustee (the “Seventeenth Supplemental Indenture”), and as to be further supplemented by an eighteenth supplemental indenture to be dated May 23, 2016, between the Company and the Trustee (the “Eighteenth Supplemental Indenture”); the Base Indenture together with all such supplements, the “Indenture”.  The Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”) pursuant to a letter of representations, dated October 27, 2005 (the “DTC Agreement”), between the Company and the Depositary.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, (the file number of which is 333-211336) on Form S-3, relating to securities (the “Shelf Securities”), including the Notes, to be issued from time to time by the Company.  The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “1933 Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated May 13, 2016 is hereinafter referred to as the “Basic Prospectus”.  The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Notes in the form first used to confirm sales of the Notes (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the 1933 Act)

is hereinafter referred to as the “Prospectus”, and the term “preliminary prospectus” means any preliminary form of the Prospectus.  For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the 1933 Act and “Time of Sale Prospectus” means the preliminary prospectus identified in Schedule B hereto together with the free writing prospectuses, if any, each identified in Schedule B hereto.  As used herein, the terms “Registration Statement”, “Basic Prospectus”, “preliminary prospectus”, “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein.  The terms “supplement”, “amendment” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), that are deemed to be incorporated by reference therein.

All references in this Agreement to financial statements and schedules and other information which is “contained”, “included”, “stated”, “described” or “disclosed” in the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus, as the case may be.

SECTION 1.               Representations and Warranties.

(a)           Representations and Warranties by the Company.  The Company represents and warrants to each Underwriter as of the date hereof and as of the Closing Time referred to in Section 2(c) hereof (unless otherwise specified), and agrees with each Underwriter, as follows:

(i)               The Registration Statement has become effective, no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before or threatened by the Commission.  The Company is a well-known seasoned issuer (as defined in Rule 405 under the 1933 Act), eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.

(ii)               (A) The Registration Statement, when it became effective, did not contain, and as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (C) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the 1933 Act and the applicable rules and regulations of the Commission thereunder, (D) the Time of Sale Prospectus does not, and at the time of each sale of the Notes in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Time, the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading,

(E) each electronic road show related to the offering of the Notes, if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (F) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Time of Sale Prospectus or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use therein.

(iii)               Incorporated Documents.  The documents incorporated or deemed to be incorporated by reference in the Time of Sale Prospectus or the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the Time of Sale Prospectus or the Prospectus at its date and at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv)               The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the 1933 Act.  Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the 1933 Act has been, or will be, filed with the Commission in accordance with the requirements of the 1933 Act and the applicable rules and regulations of the Commission thereunder.  Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the 1933 Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the 1933 Act and the applicable rules and regulations of the Commission thereunder.  Except for the free writing prospectuses, if any, identified in Schedule B hereto, and electronic road shows each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.  Any issuer free writing prospectus as defined in Rule 433(h) under the 1933 Act, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Notes, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Time of Sale Prospectus or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

(v)               Independent Accountants.  PricewaterhouseCoopers LLP, which audited the annual financial statements incorporated by reference in the Time of Sale Prospectus and the Prospectus, are independent registered public accountants with respect to the Company, in any case, as required by the 1933 Act, the rules and regulations of the Commission under the 1933 Act, the 1934 Act and the 1934 Act Regulations.

(vi)               Financial Statements.  The financial statements of the Company included or incorporated by reference in the Time of Sale Prospectus and the Prospectus, together with the related schedule and notes, present fairly (A) the financial position of the Company and its Subsidiaries (as defined below) on a consolidated basis at the dates indicated and (B) the statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods specified.  Such financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved.  The supporting schedules relating to the Company, if any, included in the Time of Sale Prospectus and the Prospectus present fairly in accordance with GAAP the information required to be stated therein.  The selected financial data and the summary financial information of the Company included in the Time of Sale Prospectus and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited or unaudited financial statements of the Company, as applicable, included in the Time of Sale Prospectus and the Prospectus.  The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Time of Sale Prospectus and the Prospectus fairly present the information called for in all material respects and have been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto. There are no historical or pro forma financial statements of the Company or any of its Subsidiaries or any acquired entities which are required by the 1933 Act to be disclosed in the Registration Statement, the Time of Sale Prospectus or the Prospectus which are not so disclosed in the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(vii)              No Material Adverse Change in Business.  Since the respective dates as of which information is given in the Time of Sale Prospectus, except as otherwise stated therein or contemplated thereby, (A) there has been no material adverse change in the business, financial condition, operations, cash flow or business prospects of the Company and its Subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), and (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those described or contemplated by the Time of Sale Prospectus or in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise.

(viii)             Good Standing of the Company.  The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Prospectus and the Prospectus and to enter into and perform its obligations under this Agreement, the Indenture and the Notes; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(ix)               Good Standing of Subsidiaries.  Each subsidiary of the Company (each a “Subsidiary” and collectively the “Subsidiaries”) has been duly organized and is validly existing as a corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or existence, has corporate or partnership power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Prospectus and the Prospectus and is duly qualified as a foreign corporation or partnership to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.  Except as otherwise disclosed in the Time of Sale Prospectus and the Prospectus, all of the outstanding capital stock or partnership interests of each Subsidiary have been duly authorized and validly issued or created, are fully paid and non-assessable and except as described in Schedule D are owned by the Company, directly or through the Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock or partnership interests of the Subsidiaries was issued in violation of any preemptive or similar rights arising by operation of law, or under the charter, by-laws or other charter documents of any Subsidiary or under any agreement to which the Company or any Subsidiary is a party.  All of the Subsidiaries of the Company are listed on Schedule D attached hereto.

(x)                Authorization of this Agreement.  This Agreement has been duly authorized, executed and delivered by, and will be a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xi)               Qualification, Authorization and Description of the Indenture.  The Indenture has been duly qualified under the Trust Indenture of 1939, as amended.  The Base Indenture and each supplemental indenture thereto have all been duly authorized, executed and delivered by the Company (and each of the Subsidiaries party thereto, as applicable) and constitute valid and binding agreements of the Company (and each of the Subsidiaries party thereto, as applicable), enforceable against the Company (and each of the Subsidiaries party thereto, as applicable) in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The Eighteenth Supplemental Indenture has been duly authorized by the Company and, when duly executed and delivered by the Company, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(xii)               Authorization of the Notes.  The Notes to be purchased by the Underwriters from the Company have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(xiii)              Description of the Notes and the Indenture.  The description of the Notes and the Indenture set forth in the Time of Sale Prospectus and the Prospectus are correct and complete in all material respects.

(xiv)              Non-Guarantor Subsidiaries.  Except as otherwise disclosed in the Time of Sale Prospectus and the Prospectus, no Subsidiary (A) is a guarantor of any Indebtedness (as defined in the Indenture) of the Company that, when taken together with any other outstanding Indebtedness of the Company that is guaranteed by its Subsidiaries that are not Subsidiary Guarantors (as defined in the Indenture), exceeds $50 million in the aggregate at any time, or (B) has incurred any Indebtedness that is not permitted pursuant to Section 1011 of the Indenture.

(xv)               Absence of Defaults and Conflicts.  Neither the Company nor any of the Subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of the Subsidiaries is subject (collectively, “Agreements and Instruments”) or has violated or is in violation of any of the laws, rules and regulations administered by the United States Centers for Medicare and Medicaid Services (“CMS”),

the United States Food and Drug Administration (the “FDA”), the Substance Abuse and Mental Health Services Administration (the “SAMHSA”) and by the Drug Enforcement Administration (the “DEA”), or any other applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of the Subsidiaries or any of their assets or properties, except in each case for such defaults or violations that have been disclosed or that would not singly or in the aggregate result in a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the Indenture, the Notes and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the consummation of the transactions contemplated by this Agreement herein and in the Time of Sale Prospectus and the Prospectus (including the issuance and sale of the Notes, the use of the proceeds from the sale of the Notes as described in the Time of Sale Prospectus and the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations under this Agreement, the Indenture and the Notes have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of the Subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any of the Subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of the Subsidiaries or any of their assets, properties or operations.

(xvi)               Absence of Labor Disputes.  No labor dispute with the employees of the Company or any of the Subsidiaries exists or, to the knowledge of the Company, is imminent, which may reasonably be expected to result in a Material Adverse Effect.

(xvii)              Absence of Proceedings.  Except as disclosed in the Time of Sale Prospectus and the Prospectus or in the documents incorporated by reference thereto, there is not pending or, to the knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any Subsidiary is a party, or to which the property of the Company or any Subsidiary is subject, before or brought by any domestic or foreign court or governmental agency or body, affecting (A) the possession by any of them of any Governmental Authorization (as defined herein) currently held by any them, (B) the accreditation of any of their respective laboratories with the College of American Pathologists (“CAP”), (C) any of their qualification to perform services for and receive reimbursement from, Medicaid, Medicare or TRICARE (D) any of their ability to conduct their clinical testing business in any state or (E) any of them in any other way, which in the case of any of the foregoing, might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets of the Company and the Subsidiaries considered as one enterprise or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder or under the Indenture or the Notes.

The aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary thereof is a party or of which any of their respective property or assets is the subject which are not described in the Time of Sale Prospectus and the Prospectus or in the documents incorporated by reference thereto, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.  All of the descriptions set forth in the Time of Sale Prospectus and the Prospectus or in the documents incorporated by reference thereto, of the legal and governmental proceedings by or before any court, governmental agency or body are true and accurate in all material respects.

(xviii)             Accuracy of Exhibits.  There are no contracts or documents which are required to be described in the Time of Sale Prospectus and the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(xix)               Possession of Intellectual Property.  The Company and the Subsidiaries own, possess or license, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property (including Intellectual Property which is licensed) or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of the Subsidiaries therein, and which infringement or conflict or invalidity or inadequacy, singly or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(xx)               Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required (i) for the performance by the Company of its obligations hereunder, (ii) in connection with the offering, issuance or sale of the Notes under this Agreement or the consummation of the transactions contemplated by this Agreement or (iii) for the due execution, delivery or performance by the Company of this Agreement, the Indenture, the Notes or any other agreement or instrument entered into or issued or to be entered into or issued by the Company or any of the Subsidiaries in connection with the consummation of the transactions contemplated herein and in the Time of Sale Prospectus and the Prospectus (including the issuance and sale of the Notes and the use of proceeds from the sale of the Notes as described in the Time of Sale Prospectus and the Prospectus under the caption “Use of Proceeds”), except such as have been already obtained or as may be required under state securities laws and except such where the failure to obtain would not result in a Material Adverse Effect.

(xxi)               Possession of Licenses, Provider Agreements and Permits.  The Company and the Subsidiaries possess all governmental permits, licenses, provider numbers and agreements, approvals, consents, certificates and other authorizations required (i) under the Medicare, Medicaid and TRICARE programs, (ii) under the Clinical Laboratories Improvement Act of 1967, as amended (the “CLIA”), (iii) by the SAMHSA and (iv) as otherwise necessary to conduct the business now operated by them respectively, issued by CMS, the FDA, the SAMHSA and each other appropriate federal, state, local or foreign regulatory agencies or bodies including, but not limited to, any foreign regulatory authorities performing functions similar to their respective functions (“Governmental Authorizations”) except where failure to obtain such Governmental Authorizations would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and the Subsidiaries are in compliance with the terms and conditions of all such Governmental Authorizations and with the rules and regulations of the regulatory authorities and governing bodies having jurisdiction with respect thereto, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Authorizations are valid and in full force and effect, except when the invalidity of such Governmental Authorizations or the failure of such Governmental Authorizations to be in full force and effect would not have a Material Adverse Effect; and, except as disclosed in the Time of Sale Prospectus and the Prospectus or in the documents incorporated by reference thereto, neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Authorizations, nor are there, to the knowledge of the Company, any pending or threatened actions, suits, claims or proceedings against the Company or any Subsidiary before any court, governmental agency or body including, but not limited to, CMS, the FDA and the SAMHSA or otherwise that would reasonably be expected to limit, revoke, cancel, suspend or cause not to be renewed any Governmental Authorizations, in each case, which, singly or in the aggregate, would result in a Material Adverse Effect.

(xxii)               Licensing and Accreditation of Laboratories.  All of the regional laboratories of the Company and the Subsidiaries are eligible for accreditation by CAP and are so accredited, and all of the laboratories of the Company and the Subsidiaries are in compliance, in all material respects, with the standards required by CLIA.

(xxiii)               Title to Property.  The Company and the Subsidiaries have valid title to all real property owned by the Company and the Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Time of Sale Prospectus and the Prospectus and reflected in the financial statements included therein or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of the Subsidiaries; and all of the leases and subleases material to the business of the Company and the Subsidiaries, considered as one enterprise, and under which the Company or any of the Subsidiaries holds properties described in the Time of Sale Prospectus and the Prospectus, are in full force and effect.  Except as described in the Time of Sale Prospectus and the Prospectus, neither the Company nor any of the Subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of the Subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, which, singly or in the aggregate, would result in a Material Adverse Effect.

(xxiv)              Insurance.  The Company and the Subsidiaries carry or are entitled to the benefits of insurance, including, without limitation, professional liability insurance, with financially sound and reputable insurers, in such amounts, containing such deductibles and covering such risks as is reasonable and prudent in the view of the Company.

(xxv)               Environmental Laws.  Except for such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of the Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, medical specimens, petroleum or petroleum products or nuclear or radioactive material (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and the Subsidiaries have all permits, licenses, authorizations and approvals currently required for their respective businesses under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of the Subsidiaries and (D) there are no events, facts or circumstances that might reasonably be expected to form the basis of any liability or obligation of the Company or any of the Subsidiaries, including, without limitation, any order, decree, plan or agreement requiring clean-up or remediation, or any action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of the Subsidiaries relating to any Hazardous Materials or Environmental Laws.

(xxvi)              Registration Rights.  Except as disclosed in the Time of Sale Prospectus and the Prospectus or the documents incorporated by reference therein, there are no holders of securities (debt or equity) of the Company, or holders of rights (including, without limitation, preemptive rights), warrants or options to obtain securities of the Company, who have the right to request the Company to register securities held by them under the 1933 Act.

(xxvii)             Compliance with Sarbanes-Oxley.  There is not and, since the end of the period covered by the annual financial statements incorporated by reference in the Time of Sale Prospectus and the Prospectus, there has not been any failure on the part of the Company and its Subsidiaries and their respective officers and directors to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”, which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(xxviii)            Accounting Controls.  The Company and its consolidated Subsidiaries maintain a system of internal accounting controls that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxix)              Investment Company Act.  The Company is not, and will not be as a result of the sale of the Notes pursuant to this Agreement, an investment company within the meaning of the Investment Company Act of 1940, as amended.

(xxx)               Reporting Company.  The Company is subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(xxxi)              Related Party Transactions.  All transactions required to be disclosed under Item 404 of Regulation S-K under the 1933 Act have been disclosed in the Time of Sale Prospectus and the Prospectus or the Company’s filings with the Commission under the 1934 Act.

(xxxii)             No Unlawful Payments.  Neither the Company nor any of its Subsidiaries nor any director, officer, or employee of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any agent, affiliate or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) materially violated or is in material violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.  The Company and its Subsidiaries have instituted, and maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(xxxiii)            Compliance with Money Laundering Laws.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”). No action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxiv)            No Conflict with OFAC Laws or Other Sanctions.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or other relevant sanctions authority (collectively, “Sanctions”); and the Company will not knowingly directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any Sanctions.

(b)           Officer’s Certificates.  Any certificate signed by any officer of the Company or any of its Subsidiaries, as the case may be, delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company or any of the Subsidiaries to each Underwriter as to the matters covered thereby.

SECTION 2.               Sale and Delivery to Underwriters; Closing.

(a)           Notes.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price set forth in Schedule C-1, the aggregate principal amount of Notes set forth in Schedule A opposite the name of such Underwriter, plus any additional principal amount of Notes which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11 hereof.

(b)           Public Offering.  The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Notes as soon after this Agreement has become effective as in your judgment is advisable.  The Company is further advised by you that the Notes are to be offered to the public upon the terms set forth in the Prospectus.

(c)           Payment.  Payment of the purchase price for, and delivery of certificates for, the Notes shall be made at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as shall be agreed upon by the Representatives and the Company at 9:00 A.M. (New York Time) on May 26, 2016 (unless postponed in accordance with the provisions of Section 11), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called the “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representatives for the respective accounts of the Underwriters of certificates for the Notes to be purchased by them.  It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Notes which it has agreed to purchase.  Goldman Sachs, Mizuho and Wells Fargo, individually and not as representatives of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(d)           Denominations; Registration.  Certificates for the Notes shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, pursuant to the DTC Agreement.  The certificates for the Notes will be made available for examination by the Representatives in The City of New York not later than 9:00 A.M. (New York Time) on the business day prior to the Closing Time.

SECTION 3.               Covenants of the Company.  The Company covenants with each Underwriter as follows:

(a)           Delivery of Registration Statement, Time of Sale Prospectus and Prospectus.  The Company, as promptly as possible, will deliver to each Underwriter, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference) and will deliver to each Underwriter during the period mentioned in Section 3(e) or 3(f) below, as many copies of the Time of Sale Prospectus, the Prospectus and any amendments and supplements thereto and any documents incorporated therein by reference as such Underwriter may reasonably request.

(b)           Amendments and Supplements.  The Company will, before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, furnish to you a copy of each such proposed amendment or supplement and not file any such proposed amendment or supplement to which you reasonably object and file with the Commission within the applicable period specified in Rule 424(b) under the 1933 Act any prospectus required to be filed pursuant to such Rule.

(c)           Free Writing Prospectus.  The Company will furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.

(d)           Free Writing Prospectus (Underwriter).  The Company will not take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the 1933 Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.

(e)           Amend or Supplement Time of Sale Prospectus.  If the Time of Sale Prospectus is being used to solicit offers to buy the Notes at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of counsel for the Underwriters or counsel to the Company, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, the Company will forthwith prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f)           Amend or Supplement Prospectus.  If, during such period after the first date of the public offering of the Notes, in the opinion of counsel for the Underwriters or counsel to the Company, the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the 1933 Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the 1933 Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters or counsel to the Company, it is necessary to amend or supplement the Prospectus to comply with applicable law, the Company will forthwith prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Notes may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the 1933 Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.

(g)           Blue Sky Qualifications.  The Company will use its reasonable best efforts, in cooperation with the Underwriters, to qualify the Notes for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect as long as required for the sale of the Notes; provided, however, that (i) the Company shall in no event be required to continue in effect any such qualification for a period of more than 180 days after the Closing Time, (ii) the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction in which they are not so qualified and (iii) the Company will not be required to subject itself to taxation (other than any nominal amount) in any jurisdiction if not otherwise so subject.

(h)           Rule 158.  The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to their securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(i)           Use of Proceeds.  The Company will use the net proceeds received by them from the sale of the Notes in the manner specified in the Time of Sale Prospectus and the Prospectus under “Use of Proceeds”.

(j)           Restriction on Sale of Notes.  Except as otherwise contemplated in the Time of Sale Prospectus and the Prospectus, during the period commencing on the date hereof and ending at the Closing Time, the Company will not, without the prior written consent of the Underwriters, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities or guarantees of debt securities of the Company or any securities convertible into or exercisable or exchangeable for any debt securities or guarantees of debt securities of the Company or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any debt securities or guarantees of debt securities of the Company, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any debt securities or guarantees of debt securities of the Company or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to the Notes to be sold hereunder.

(k)           Final Term Sheet.  The Company will prepare a final term sheet relating to the offering of the Notes, containing only information that describes the final terms of the Notes or the offering in a form consented to by the Representatives, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) under the 1933 Act following the date the final terms have been established for the offering of the Notes.

(l)           Reporting Requirements.  The Company, during the period when the Time of Sale Prospectus or the Prospectus is required to be delivered, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(m)           DTC Clearance.  The Company will use all reasonable efforts in cooperation with the Underwriters to permit the Notes to be eligible for clearance and settlement through The Depository Trust Company.

SECTION 4.               Payment of Expenses.

(a)           Expenses.  The Company will pay all expenses incident to the performance of its  obligations under this Agreement, including (i) the preparation, filing and printing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company (including financial statements and any schedules or exhibits) and of each amendment or supplement thereto, including the filing fees payable to the Commission relating to the Notes (within the time required by Rule 456(b)(1), if applicable), and the delivery to the Underwriters of copies of each,

(ii) the preparation, printing and delivery to the Underwriters of this Agreement, the DTC Agreement, the Indenture and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Notes, (iii) the preparation, issuance and delivery of the certificates for the Notes to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Notes under securities laws in accordance with the provisions of Section 3(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of any Blue Sky Survey and any supplement thereto, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes, (vii) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by The Financial Industry Regulatory Authority, Inc. (the “FINRA”) of the terms of the sale of the Notes, if any, (viii) any fees payable in connection with the rating of the Notes and (ix) the preparation, printing and delivery to the Underwriters of copies of any Blue Sky Survey and any supplement thereto.

(b)           Termination of Agreement.  If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 or Section 10(a)(i), 10(a)(ii) or Section 12 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.               Conditions of Underwriters’ Obligations.  The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1(a) hereof or in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder and to the following further conditions:

(a)           Opinion of Counsel for the Company.  At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Shearman & Sterling LLP, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters to the effect set forth in Exhibit A hereto.

(b)           Opinion of Deputy General Counsel of the Company.  At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of William J. O’Shaughnessy, Deputy General Counsel of the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letters for each of the other Underwriters to the effect set forth in Exhibit B hereto.

(c)           Opinion of Counsel for the Underwriters.  At the Closing Time, the Representatives shall have received the favorable opinion, dated as of the Closing Time, of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Representatives.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and the Subsidiaries and certificates of public officials.

(d)           Officers’ Certificate.  At the Closing Time, (i) the Prospectus, as it may then be amended or supplemented, including the documents incorporated by reference therein, shall not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) there shall not have been, since the respective dates as of which information is given in the Time of Sale Prospectus, any Material Adverse Effect; (iii) the Company shall have complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time; and (iv) the representations and warranties of the Company in Section 1(a) shall be accurate and true and correct as though expressly made at and as of the Closing Time.  The Representatives shall have received a certificate of Mark J. Guinan, Senior Vice President and Chief Financial Officer of the Company, and Teresa Cinco-Abela, Vice President and Treasurer of the Company, dated as of the Closing Time, to such effect.

(e)           Prospectus, Final Term Sheet and Free Writing Prospectus.  The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the 1933 Act within the applicable time period prescribed for such filing by the rules and regulations under the 1933 Act; the final term sheet substantially in the form of Schedule C-2 hereto, and any material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or, to the Company’s knowledge, threatened by the Commission and no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the 1933 Act shall have been received; no stop order suspending or preventing the use of the Prospectus or any issuer free writing prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the Representatives’ reasonable satisfaction.

(f)           Comfort Letters.  At each of the times of the execution of this Agreement and the Closing Time, the Representatives shall have received from PricewaterhouseCoopers LLP letters with respect to the Company dated the date hereof or the Closing Time, as the case may be, in form and substance satisfactory to the Representatives or to counsel for the Underwriters and to PricewaterhouseCoopers LLP, together with signed or reproduced copies of such letter for each of the other Underwriters, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information of the Company contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered at the Closing Time shall use a “cut-off date” no more than three business days prior to the Closing Time.

(g)           Maintenance of Rating.  At the Closing Time, the Notes shall be rated at investment grade by Moody’s Investors Service, Inc., Standard & Poor’s Rating Services and Fitch Ratings, Inc. and the Company shall have delivered to the Representatives a letter dated the Closing Time, from each such rating agency, or other evidence satisfactory to the Representatives, confirming that the Notes have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in, or withdrawal of, the rating assigned to the Notes or any of the Company’s other debt securities or debt instruments by any “nationally recognized statistical rating organization” (as that term is defined under Section 3(a)(62) of the 1934 Act), and no such organization shall have publicly announced that it has under surveillance or review its rating of the Notes or any of the Company’s other debt securities or debt instruments.

(h)           Eighteenth Supplemental Indenture.  At or prior to the Closing Time, the Company and the Trustee shall have executed and delivered the Eighteenth Supplemental Indenture.

(i)           Additional Documents.  At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require (including any consents under any agreements to which the Company is a party) for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Notes as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(j)           Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

SECTION 6.               Covenants of the Underwriters.  Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.

SECTION 7.               Indemnification.

(a)           Indemnification of the Underwriters.  The Company agrees to indemnify and hold harmless each Underwriter, the directors and officers of each Underwriter, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clauses (i), (ii) and (iii) below, as follows:

(i)               against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the 1933 Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the 1933 Act or the Prospectus or any amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, (and other than with respect to the Registration Statement, in light of the circumstances in which they were made) not misleading;

(ii)               against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

(iii)               against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(b)           Indemnification of Company, Directors and Officers.  Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus or the Prospectus or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use therein.

(c)           Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.

In the case of parties indemnified pursuant to Section 7(a) above, counsel to such indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to such indemnified parties shall be selected by the Company.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party for the indemnified party’s reasonable fees and expenses of counsel in accordance with such request prior to the date of such settlement.  Notwithstanding the immediately preceding sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, an indemnifying party shall not be liable for any settlement effected without its consent if such indemnifying party (A) reimburses such indemnified party in accordance with such request to the extent it considers such request to be reasonable and (B) provides written notice to the indemnified party disputing the unpaid balance in good faith and substantiating the unpaid balance as unreasonable, in each case prior to the date of such settlement, subject to provision of notice by the indemnified party in accordance with (i) and (ii) above.

SECTION 8.               Contribution.  If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company and the total discount received by the Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate initial offering prices of the Notes as set forth on such cover of the Prospectus.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Notes sold by it exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, (a) each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter and (b) each director of the Company and each person, if any, who controls the Company, as the case may be, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.  The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the principal amount of Notes set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 9.               Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of the Subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Company, and shall survive delivery of the Notes to the Underwriters.

SECTION 10.             Termination of Agreement.

(a)           Termination; General.  The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Time of Sale Prospectus, any material adverse change in the condition (financial or otherwise), earnings, business affairs or business prospects of the Company and the Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (ii) if there shall have occurred a downgrading in the rating of the Company’s debt securities by any nationally recognized statistical rating organization, or if such rating organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company’s debt securities, (iii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable to market the Notes or to enforce contracts for the sale of the Notes, (iv) if trading in any securities of the Company has been suspended or limited by the Commission or the New York Stock Exchange, or if trading generally on the New York Stock Exchange or on the NASDAQ Global Select Market has been suspended or limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the FINRA or any other governmental authority, or (v) if a banking moratorium has been declared by either federal or New York authorities.

(b)           Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

SECTION 11.             Default by One or More of the Underwriters.  If one or more of the Underwriters shall fail at the Closing Time to purchase the Notes which it or they are obligated to purchase under this Agreement (the “Defaulted Notes”), the Representatives shall have the right, but not the obligation, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(A)           if the number of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective obligations hereunder bear to the obligations of all non-defaulting Underwriters, or

(B)           if the number of Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Underwriters.

No action taken pursuant to this Section shall relieve any defaulting Underwriters from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either (i) the Representatives or (ii) the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements.  As used herein, the term “Underwriters” includes any person substituted for an Underwriter under this Section 11.

SECTION 12.             Default by the Company.  If the Company shall fail at the Closing Time to sell the number of Notes that they are obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any non-defaulting party; provided, however, that the provisions of Sections 1, 4, 7, 8 and 9 shall remain in full force and effect.  No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

SECTION 13.             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriters shall be directed to Goldman, Sachs & Co., 200 West Street, New York, NY 10282, attention of Registration Department; with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, attention of Stuart H. Gelfond, Esq.; Mizuho Securities USA Inc., 320 Park Avenue, 12th Floor, New York, NY 10022, attention of Debt Capital Markets, with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, attention of Stuart H. Gelfond, Esq.; Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, attention of Transaction Management, with a copy to Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, attention of Stuart H. Gelfond, Esq.; and notices to the Company shall be directed to it at Three Giralda Farms, Madison, New Jersey 07940, attention of Deputy General Counsel and Corporate Secretary, with a copy to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, attention of Stephen T. Giove, Esq.

SECTION 14.             Parties.  This Agreement shall inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of the Notes from any of the Underwriters shall be deemed to be a successor by reason merely of such purchase.

SECTION 15.             Governing Law and Time.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.  SPECIFIED TIMES OF DAY HEREIN REFER TO NEW YORK CITY TIME.

SECTION 16.             Effect of Headings.  The Article, Section and subsection headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 17.             Partial Unenforceability.  The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof.  If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 18.             No Advisory or Fiduciary Responsibility.  The Company acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Underwriters have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.  The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the several Underwriters with respect to any breach or alleged breach of fiduciary duty.

SECTION 19.             General Provisions.

(a)           General. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Any signature delivered by a party hereto via facsimile, electronic mail in “portable document format” (.pdf) form or any other electronic transmission shall be deemed to be an original signature hereto.  This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.  The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

(b)           USA Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very Truly Yours,

QUEST DIAGNOSTICS INCORPORATED

By:	/s/ Teresa Cinco-Abela
	Name:	Teresa Cinco-Abela
	Title:	Vice President and Treasurer

CONFIRMED AND ACCEPTED,
     as of the date first above written:

GOLDMAN, SACHS & CO.
MIZUHO SECURITIES USA INC.
WELLS FARGO SECURITIES, LLC

By:	GOLDMAN, SACHS & CO.

By:	/s/ Adam Greene
	Name:	Adam Greene
	Title:	Vice President

By:	MIZUHO SECURITIES USA INC.

By:	/s/ Robert Fahrbach
	Name:	Robert Fahrbach
	Title:	Managing Director

By:	WELLS FARGO SECURITIES, LLC

By:	/s/ Kevin Smith
	Name:	Kevin Smith
	Title:	Managing Director

For themselves and the other Underwriters
named in Schedule A hereto.

SCHEDULE A – UNDERWRITERS

Name of Underwriter	Principal Amount of 2026 Notes To Be Purchased

Goldman, Sachs & Co.	$141,667,000
Mizuho Securities USA Inc.	$141,667,000
Wells Fargo Securities, LLC	$141,666,000
Credit Agricole Securities (USA) Inc.	$37,500,000
Mitsubishi UFJ Securities (USA), Inc.	$25,000,000
PNC Capital Markets LLC	$12,500,000

Total:	$500,000,000

A-1

SCHEDULE B – TIME OF SALE PROSPECTUS

1.	Prospectus dated May 13, 2016 relating to the Shelf Securities.

2.	Preliminary prospectus supplement dated May 23, 2016 relating to the Notes.

3.	Final Term Sheet for the Notes.

B-1

SCHEDULE C-1 – PURCHASE PRICE

The purchase price for the 3.450% Senior Notes due 2026 is 99.073%.

C-1-1

SCHEDULE C-2 – FINAL TERM SHEET

Term sheet

To prospectus dated May 13, 2016 and preliminary prospectus supplement dated May 23, 2016

Free Writing Prospectus Dated May 23, 2016

Quest Diagnostics Incorporated

$500,000,000 3.450% Senior Notes due 2026

Issuer:	Quest Diagnostics Incorporated

Trade Date:	May 23, 2016

Original Issue Date (Settlement):	May 26, 2016

Interest Accrual Date:	May 26, 2016

Principal Amount:	$500,000,000

Maturity Date:	June 1, 2026

Issue Price (Price to Public):	99.723%

Yield:	3.483%

Interest Rate:	3.450% per annum

Interest Payment Period:	Semi-annual

Interest Payment Dates:	Each June 1 and December 1, commencing December 1, 2016

Treasury Benchmark:	1.625% due May 15, 2026

Spread to Benchmark:	T+165 bps

Benchmark Yield:	1.833%

Optional Redemption:
Prior to March 1, 2026 (three months prior to their maturity date) (the “par call date”), the notes will be redeemable, as a whole or in part, at the option of Quest Diagnostics, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes, at a redemption price equal to the greater of:

	•	100% of principal amount of the notes to be redeemed, and

C-2-1

•
the sum of the present values of the remaining scheduled payments through the par call date discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the applicable treasury rate plus 25 basis points, plus accrued interest to the date of redemption which has not been paid.

On or after the par call date, the notes will be redeemable, as a whole at any time or in part from time to time, at the option of Quest Diagnostics, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued interest to the date of redemption which has not been paid.

CUSIP:	74834L AZ

ISIN:	US74834LAZ31

Joint Book-Running Managers:	Goldman, Sachs & Co. Mizuho Securities USA Inc. Wells Fargo Securities, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC

Conflicts of Interest:
One or more of the underwriters or their affiliates may receive 5% or more of the net proceeds of this offering by reason of the repayment of amounts due under Quest Diagnostics’ senior unsecured revolving credit facility and secured receivables credit facility. Accordingly, such underwriters will be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, and this offering will be conducted in accordance with Rule 5121. No underwriter with a conflict of interest will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526; Mizuho Securities USA Inc. toll free at 1-866-271-7403; and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

C-2-2

SCHEDULE D – SUBSIDIARIES

100% Quest Diagnostics Holdings Incorporated (DE)
100% Quest Diagnostics Holdings Sarl (Luxembourg)
100% Quest Diagnostics Intermediate Holdings Sarl (Luxembourg)
100% Quest Diagnostics Subsidiary Holdings Sarl (Luxembourg)
100% Quest Diagnostics Holdings Ltd. (UK)
100% ExamOne Canada, Inc. (New Brunswick)
100% Quest Diagnostics of Puerto Rico, Inc. (PR)
100% Quest Diagnostics do Brasil Ltda. (Brazil)
100% Quest Diagnostics Ireland Limited (Ireland)
100% Quest Diagnostics Subsidiary Holdings Ltd. (UK)
40% Q Squared Solutions Holdings Limited (UK)
100% Quest Diagnostics (Shanghai) Co., Ltd. (China)
100% Quest Diagnostics Clinical Laboratories, Inc. (DE)
100% LabOne, LLC (MO)
100% ExamOne World Wide, Inc. (PA)
100% ExamOne LLC (DE)
100% ExamOne World Wide of NJ, Inc. (NJ)
100% LabOne of Ohio, Inc. (DE)
(33-l/3%) CompuNet Clinical Laboratories, LLC (OH)
(44%) Mid America Clinical Laboratories, LLC (IN)
(51%) Diagnostic Laboratory of Oklahoma LLC (OK)
(70%) Quest Diagnostics Domestic Holder LLC (DE) (30% Focus Diagnostics, Inc. (DE))
40% Q Squared Solutions Holdings, LLC (DE)
100% Quest Diagnostics International LLC (DE)
100% Quest Diagnostics Incorporated (MD)
100% Diagnostic Reference Services Inc. (MD)
100% Pathology Building Partnership (MD) (gen. ptnrshp.)
100% Quest Diagnostics Incorporated (MI)
100% Quest Diagnostics Investments LLC (DE)
100% Quest Diagnostics LLC (IL)
100% Quest Diagnostics LLC (MA)
81.1% Quest Diagnostics Massachusetts LLC (MA)
100% Quest Diagnostics LLC (CT)
100% Quest Diagnostics Nichols Institute (CA)
100% Quest Diagnostics of Pennsylvania Inc. (DE)

51% Quest Diagnostics Venture LLC (PA)
53.5% Associated Clinical Laboratories of Pennsylvania, L.L.C. (PA)
1% Associated Clinical Laboratories, L.P. (PA)
52.97% Associated Clinical Laboratories, L.P. (PA)
100% Quest Diagnostics Receivables Inc. (DE)
100 % Quest Diagnostics Ventures LLC (DE)
100% ADI Holding Company, Inc. (DE)
100% Athena Diagnostics, Inc. (DE)
100% American Medical Laboratories, Incorporated (DE)
100% Quest Diagnostics Nichols Institute, Inc. (VA)
100% Quest Diagnostics Incorporated (NV)
100% Celera Corporation (DE)
100% Axys Pharmaceuticals, Inc. (DE)
100% Berkeley HeartLab, Inc. (CA)
100% Focus Diagnostics, Inc. (DE)
(30%) Quest Diagnostics Domestic Holder LLC (DE) (70% Quest Diagnostics Clinical Laboratories, Inc. (DE))
100% MedPlus, Inc. (OH)
100% MetWest Inc. (DE)
100% Diagnostic Path Lab, Inc. (TX)
49% Sonora Quest Laboratories LLC (AZ)
100% Spectrum Laboratories Holdings, Inc. (DE)
100% Spectrum Holding Company, Inc. (DE)
100% Solstas Lab Partners Group, LLC (NC)
100% Solstas Lab Partners, LLC (VA)
100% Summit Health, Inc. (MI)
100% Unilab Corporation (DE)
100% Nomad Massachusetts, Inc. (MA)
100% Laboratorio de Analisis Biomedicos, S.A. (Mexico)
100% Quest Diagnostics Mexico Holding Company Trust (Mexico)
100% Quest Diagnostics Mexico, S de RL de CV (Mexico)
100% Quest Diagnostics Terracotta LLC (DE)
100% Quest Diagnostics India Private Limited (India)
100% AmeriPath Group Holdings, Inc. (DE)
100% AmeriPath, Inc. (DE)
100% AmeriPath Cincinnati, Inc. (OH)
100% AmeriPath Cleveland, Inc. (OH)
100% AmeriPath Consolidated Labs, Inc. (FL)

100% AmeriPath Florida, LLC (DE)
100% AmeriPath Hospital Services Florida, LLC (DE)
100% AmeriPath Kentucky, Inc. (KY)
100% AmeriPath Lubbock 5.01(a) Corporation (TX)
100% AmeriPath Lubbock Outpatient 5.01(a) Corporation (TX)
100% AmeriPath Marketing USA, Inc. (FL)
100% AmeriPath New York, LLC (DE)
100% AmeriPath PAT 5.01(a) Corporation (TX)
100% AmeriPath Pittsburgh, Inc. (PA)
100% AmeriPath SC, Inc. (SC)
100% AmeriPath Texarkana 5.01(a) Corporation (TX)
100% AmeriPath Texas Inc. (DE)
100% AmeriPath Tucson, Inc. (AZ)
100% Arizona Pathology Group, Inc. (AZ)
100% Arlington Pathology Association 5.01(a) Corporation (TX)
100% Consolidated DermPath, Inc. (DE)
100% DFW 5.01(a) Corporation (TX)
100% Diagnostic Pathology Services, Inc. (OK)
100% Kailash B. Sharma, M.D., Inc. (GA)
100% Institute for Dermatopathology, Inc. (PA)
100% NAPA 5.01(a) Corporation (TX)
100% Nuclear Medicine and Pathology Associates (GA)
100% Ocmulgee Medical Pathology Association, Inc. (GA)
100% O’Quinn Medical Pathology Association, LLC (GA)
100% PCA of Denver, Inc. (TN)
100% Specialty Laboratories, Inc. (CA)
100% TXAR 5.01(a) Corporation (TX)
A. Bernard Ackerman, M.D. Dermatopathology, PC (NY)
AmeriPath Indianapolis, P.C. (IN)
AmeriPath Institute of Pathology, PC (MI)
AmeriPath Milwaukee, S.C. (WI)
Colorado Diagnostic Laboratory, LLC (CO)
Colorado Pathology Consultants, P.C. (CO)
Dermatopathology of Wisconsin, S.C. (WI)
Kilpatrick Pathology, P.A. (NC)
Diamond Occupational Health Services, P.S.C. (PR)
Southwest Diagnostic Laboratories, P.C. (CO)
St. Luke’s Pathology Associates, P.A. (KS)